EXHIBIT 99.1

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FIRST QUARTER 2005 RESULTS

     DALLAS – April 21, 2005 – Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $7,602,000, or $0.13 per diluted common share, for the quarter ended March 31, 2005, compared to $8,149,000, or $0.17 per diluted common share, for the fourth quarter of 2004 and $12,354,000, or $0.50 per diluted common share, for the first quarter of 2004. Operating income was $0.18 per common share for the first quarter of 2005, compared to $0.22 for the fourth quarter of 2004 and $0.57 for the first quarter of 2004. A table reconciling net income per diluted common share (calculated in accordance with accounting principles generally accepted in the United States (“GAAP”)) to operating income per common share (a non-GAAP financial measure calculated to exclude depreciation on real estate, any gain on asset sales and the dilutive effects, if present, of the Series B preferred shares) is included in this release.

     Capstead operates as a real estate investment trust earning income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments primarily consist of, but are not limited to, residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead has also made limited investments in credit-sensitive commercial real estate-related assets, including the direct ownership of real estate.

First Quarter Results and Related Discussion

     First quarter 2005 operating income declined from the fourth quarter of 2004 as higher investment yields were offset by higher borrowing costs. During the first quarter Capstead’s mortgage securities portfolio was maintained at approximately $3.4 billion. Acquisitions of ARM securities totaled $297 million during the first quarter, offsetting portfolio runoff of $264 million. Financing spreads (the difference between yields earned on mortgage investments and rates charged on related borrowings) declined 27 basis points during the first quarter of 2005 to 0.81%, as higher investment yields were more than offset by increases in borrowing rates.

     The overall yield earned on the portfolio averaged 3.33% during the first quarter, a 17 basis point improvement over the prior quarter primarily reflecting the benefit of higher interest rates on that portion of the portfolio’s underlying loans resetting during the period. Yields on current-reset ARM securities fluctuate as coupon interest rates on the underlying mortgage loans reset periodically to a margin over a current short-term interest rate index (typically, a one-year index), subject to periodic and lifetime limits or caps. Coupon interest rate resets are expected to continue trending higher in the aggregate, contributing to improving portfolio yields in the coming quarters. For example, if one-year interest rates remain at current levels, portfolio yields are expected to improve 27 basis points to approximately 3.60% for the second quarter of 2005. By the first quarter of 2006, the average yield on the existing portfolio will likely exceed 4.40%. Yields are also affected by mortgage prepayment rates, which have an impact on how quickly purchase premiums are amortized to earnings. Actual yields will depend on portfolio composition as well as fluctuations in, and market expectations for fluctuations in, interest rates and mortgage prepayment rates.

     Average rates on borrowings secured by mortgage investments increased 44 basis points to 2.52% during the first quarter of 2005 over the prior quarter and are expected to increase further in the coming quarters. The Federal Reserve’s Federal Open Market Committee (the “Federal Reserve”) has acted to increase short-term interest rates a total of 175 basis points since June 30, 2004 by raising the federal funds rate 25 basis points at each of its last seven meetings and is expected to continue to increase rates in response to current growth expectations for the United States economy. The Company has extended maturities for up to two years on a portion of its borrowings in order to effectively lock in attractive financing spreads on the Company’s modest position in fixed-rate securities and longer-to-reset ARM securities over the average expected fixed-rate terms of these investments. Interest rates on the rest of the Company’s short-term borrowings remain largely dependent on actions by the Federal Reserve to change short-term interest rates, market expectations of future changes in short-term interest rates and the extent of changes in financial market liquidity.

     Commenting on Capstead’s operating results, Andrew F. Jacobs, President and Chief Executive Officer, said, “Our ARM securities portfolio continues to perform well in the current rising rate environment, albeit at a lower earnings level than what we achieved the last several years when short-term interest rates were declining. We continue to experience the effects of reduced financing spreads as a result of rising borrowing rates, partially offset by the benefits of yield increases on this portfolio as coupon interest rates on a portion of the underlying loans reset each month to more current rates. Yields on our ARM portfolio are expected to continue resetting higher throughout the year. However, current market expectations call for the Federal Reserve to continue increasing the federal funds rate 25 basis points at each of its next four scheduled meetings through the end of the third quarter of 2005 for a total of 150 basis points this year, which will further increase our borrowing rates. In this environment, we anticipate that portfolio yield increases will not keep pace with rising borrowing rates. As a result, quarterly operating income and dividends will likely continue declining modestly. Once the Federal Reserve slows its pace of raising rates, we anticipate that ongoing ARM security yield increases will again allow for earnings improvements. Of course, if the Federal Reserve increases the federal funds rate more than 150 basis points in 2005, or in increments greater than 25 basis points at any one of its meetings, the pressure on our earnings would be more pronounced and an earnings recovery would be further delayed.”

     In conclusion, Mr. Jacobs stated, “We believe our core investment strategy of maintaining a large portfolio of ARM securities should allow us to successfully manage through this rising interest rate environment. We also believe that we are in a strong position to augment our core portfolio of ARM securities with opportunistic acquisitions of other real estate-related investments that can provide attractive risk-adjusted returns with less sensitivity to changes in interest rates over the long term.”

Book Value per Common Share

     As of March 31, 2005, Capstead’s book value per common share was $7.59, a decline of $0.32 from December 31, 2004. This decrease was caused by declines in the aggregate unrealized gain on the Company’s mortgage investments, as a result of the higher interest rate environment and portfolio runoff, and dividend payments in excess of GAAP net income. The Company did not sell common shares into the open market during the first quarter of 2005 as it did throughout 2004. Consequently, capital stock transactions had no effect on the change in book value this quarter. Declines in the aggregate unrealized gain on the Company’s mortgage investments (most of which are debt securities carried at fair value with changes in fair value reflected in stockholders’ equity) and other elements of accumulated other comprehensive income lowered book value by $0.27 per share. Dividend payments in excess of GAAP net income, which results primarily because the Company currently distributes all cash flow from its net-leased real estate, lowered book value by $0.05 per share.

     The unrealized gain on the Company’s mortgage investments can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly net income; however, temporary changes in fair values of investments not carried at fair value on the Company’s balance sheet generally will not affect book value.

* * * * *

     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new equity capital, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. Relative to direct investments in real estate, these factors may include, but are not limited to, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Mortgage securities and similar investments ($3.3 billion pledged under repurchase arrangements in 2005)	$3,410,391	$3,382,372
CMO collateral	29,244	56,187

	3,439,635	3,438,559
Real estate held for lease, net of accumulated depreciation	128,778	129,705
Receivables and other assets	46,871	46,688
Cash and cash equivalents	4,079	73,030

	$3,619,363	$3,687,982

Liabilities
Repurchase arrangements and similar borrowings	$3,132,897	$3,166,059
Collateralized mortgage obligations (“CMOs”)	28,886	55,735
Borrowings secured by real estate	119,941	120,001
Common stock dividend payable	3,397	4,151
Accounts payable and accrued expenses	7,665	9,497

	3,292,786	3,355,443

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 shares issued and outstanding at March 31, 2005 and December 31, 2004 ($3,317 aggregate liquidation preference)	2,827	2,827
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at March 31, 2005 and December 31, 2004 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized; 18,871 and 18,867 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	189	189
Paid-in capital	515,910	516,704
Accumulated deficit	(387,718)	(387,718)
Accumulated other comprehensive income	18,664	23,832

	326,577	332,539

	$3,619,363	$3,687,982

Book value per common share	$7.59	$7.91

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended March 31
	2005	2004
Interest income:
Mortgage securities and similar investments	$28,181	$19,437
CMO collateral	342	2,506

Total interest income	28,523	21,943

Interest and related expense:
Repurchase arrangements and similar borrowings	19,739	5,830
CMO borrowings	244	2,293
Mortgage insurance and other	50	47

Total interest and related expense	20,033	8,170

Net margin on financial assets	8,490	13,773

Real estate lease income	2,650	2,525

Real estate-related expense:
Interest	1,277	1,085
Depreciation	927	927

Total real estate-related expense	2,204	2,012

Net margin on real estate held for lease	446	513

Other revenue (expense):
CMO administration and other	196	67
Other operating expense	(1,530)	(1,999)

Total other revenue (expense)	(1,334)	(1,932)

Net income	$7,602	$12,354

Net income	$7,602	$12,354
Less cash dividends paid on preferred shares	(5,064)	(5,067)

Net income available to common stockholders	$2,538	$7,287

Net income per common share:
Basic	$0.13	$0.51
Diluted	0.13	0.50
Cash dividends declared per share:
Common	$0.180	$0.530
Series A Preferred	0.400	0.400
Series B Preferred	0.315	0.315

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands)
(unaudited)

	March 31, 2005					December 31, 2004
					Unrealized	Unrealized
	Principal	Premium		Market	Gains	Gains
	Balance	(Discount)	Basis	Value	(Losses)	(Losses)
Debt securities held available-for-sale: (a)
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$543	$3	$546	$593	$47	$55
ARMs	2,165,462	40,628	2,206,090	2,215,242	9,152	14,740
Ginnie Mae ARMs	1,014,943	6,949	1,021,892	1,030,909	9,017	8,406

	3,180,948	47,580	3,228,528	3,246,744	18,216	23,201

Non-agency Securities:
Fixed-rate	645	–	645	682	37	53
ARMs	36,809	320	37,129	37,566	437	478

	37,454	320	37,774	38,248	474	531
CMBS – adjustable rate	50,998	9	51,007	51,039	32	38
CMO collateral	10,294	279	10,573	10,753	180	253

	$3,279,694	$48,188	$3,327,882	$3,346,784	$18,902	$24,023

Debt securities held-to-maturity: (b)
Released CMO collateral:
Agency securities:
Fixed-rate	$30,159	$123	$30,282	$31,438	$1,156	$1,723
Non-agency securities:
Fixed-rate	28,990	11	29,001	29,801	800	1,271
ARMs	14,849	228	15,077	15,160	83	(23)

	73,998	362	74,360	76,399	2,039	2,971
CMO collateral	18,193	298	18,491	18,549	58	84

	$92,191	$660	$92,851	$94,948	$2,097	$3,055

(a)	Unrealized gains and losses on investments in debt securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income.” Generally, gains or losses are recognized in operating results only if sold. Investments in real estate held for lease are not classified as debt securities. Consequently, these assets are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Investments in debt securities classified as held-to-maturity are carried on the balance sheet at amortized cost.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	1st Quarter Average (a)			As of March 31, 2005
						Projected	Lifetime
		Actual	Actual	Premiums		2nd Quarter	Runoff
	Basis	Yield/Cost	Runoff	(Discounts)	Basis (a)	Yield/Cost (b)	Assumptions
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$33,336	6.09%	44%	$126	$30,828	6.36%	39%
ARMs	2,181,718	3.32	27	40,628	2,206,090	3.59	32
Ginnie Mae ARMs	1,025,911	3.15	27	6,949	1,021,892	3.40	29

	3,240,965	3.29	28	47,703	3,258,810	3.56	31

Non-agency securities:
Fixed-rate	32,063	6.15	44	11	29,646	6.40	38
ARMs	53,995	3.87	26	548	52,206	4.30	37

	86,058	4.72	33	559	81,852	5.09	37
CMBS – adjustable-rate	51,077	3.61	1	9	51,007	4.18	1

	3,378,100	3.33	27	$48,271	3,391,669	3.60	31

Related borrowings:
30-day LIBOR	2,433,406	2.53			2,456,170	2.99
> 30-day LIBOR	705,499	2.46			676,727	2.51

	3,138,905	2.52			3,132,897	2.89

Capital employed/ financing spread	$239,195	0.81			$258,772	0.71

Return on assets (c)		1.00				0.89

(a)	Basis represents Capstead’s investment before unrealized gains and losses. Actual asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected acquisitions and runoff over the next three months, as of the date of this press release. Actual yields realized in future periods will largely depend upon (i) changes in portfolio composition, (ii) ARM coupon resets, (iii) actual runoff and (iv) any changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days at the 30-day London Interbank offered Rate (“LIBOR”) reflect the 25 basis point increase in the federal funds rate on March 22, 2005 and expectations for 25 basis point increases in the federal funds rate at the May 3 and June 30, 2005 Federal Reserve meetings.

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.

CAPSTEAD MORTGAGE CORPORATION
COMPARISON OF OPERATING INCOME *
AND DILUTED INCOME PER SHARE
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended
	March 31, 2005		December 31, 2004		March 31, 2004
	Operating	Diluted	Operating	Diluted	Operating	Diluted
Net income	$7,602	$7,602	$8,149	$8,149	$12,354	$12,354
Adjustments for:
Depreciation on real estate	927	–	927	–	927	–
Dividends on antidilutive preferred shares	(5,064)	(5,064)	(5,064)	(5,064)	(4,983)	(4,983)

	$3,465	$2,538	$4,012	$3,085	$8,298	$7,371

Weighted average common shares outstanding	18,860	18,860	18,222	18,222	14,267	14,267
Net effect of dilutive securities:
Preferred A shares	–	–	–	–	314	314
Stock options shares	25	25	25	25	39	39

	18,885	18,885	18,247	18,247	14,620	14,620

	$0.18	$0.13	$0.22	$0.17	$0.57	$0.50

*	Capstead reports operating income per common share (a non-GAAP financial measure calculated excluding depreciation on real estate, any gain on asset sales and the dilutive effects, if present, of the Series B preferred shares) under the belief it provides investors with a useful supplemental measure of the Company’s operating performance. Operating income represents a measure of the amount of funds generated by operations, which may, at the discretion of Capstead’s Board of Directors, be used for reinvestment or distributed to common stockholders as dividends. Depreciation on real estate, although an expense deductible for federal income tax purposes and therefore an item that reduces Capstead’s REIT distribution requirements, is added back to arrive at operating income because it is a noncash expense. Gains are excluded because they are considered non-operating in nature and the amount and timing of any such gains are dependent upon investment strategies and market conditions. The Series B preferred shares are considered dilutive, for diluted net income per common share purposes only, whenever annualized basic net income per common share exceeds $2.15 (the Series B preferred share annualized dividend of $1.26 divided by the current conversion rate of 0.5867). Operating income per common share excludes the dilutive effects, if present, of the Series B preferred shares because it is not economically advantageous to convert these shares at market prices of both the common shares and Series B preferred shares; therefore, few, if any, Series B preferred share conversions are expected.